Rowan Reports Second Quarter 2011 Operating Results

HOUSTON, Aug. 2, 2011 /PRNewswire/ -- For the three months ended June 30, 2011, Rowan Companies, Inc. ("Rowan" or the "Company") (NYSE: RDC) generated net income from continuing operations of $44.4 million or $0.35 per share, compared to $83.4 million or $0.73 per share in the second quarter of 2010.

(Logo: http://photos.prnewswire.com/prnh/20081031/DA43093LOGO)

Income from continuing operations during the second quarter of 2011 included a $6.1 million pre-tax charge related to litigation settlement and $1.4 million of gains on asset disposals, for a net reduction of $4.7 million or $0.03 per share after tax. The second quarter 2010 results included a $4.5 million pre-tax charge for the expected cost to terminate the Company's agency agreement in Mexico, or $0.02 per share after tax.

Income from discontinued manufacturing and land drilling operations totaled $421.5 million in the second quarter of 2011 or $3.30 per share, including the after-tax gain on the sale of LeTourneau of $424.5 million, compared to $7.5 million or $0.07 per share in the second quarter of 2010. The after-tax cash proceeds from the sale of LeTourneau are estimated to be approximately $865 million.

Net income totaled $465.9 million or $3.65 per share in the second quarter of 2011, compared to $90.9 million or $0.79 per share in the second quarter of 2010.

Rowan's offshore drilling revenues were $223.5 million in the second quarter of 2011, compared to $282.2 million in the second quarter of 2010, as the impact of lower average day rates more than offset higher activity resulting from rig fleet additions between periods. The Company's gross offshore drilling margin was 53% of revenues in the second quarter of 2011, down from 63% in the prior-year quarter.

Matt Ralls, President and Chief Executive Officer, commented, "Over the past three months, we made substantial progress on several strategic fronts. We completed the sale of our manufacturing business and reached an agreement to sell our land drilling division, enabling us to focus exclusively on our core offshore drilling business. We significantly expanded the future growth prospects of that business by ordering two ultra-deepwater drillships that we believe will be the most capable in the global fleet upon delivery. Our first two N-class jack-up rigs commenced operations in the North Sea in June and we achieved our objective of entering the important Southeast Asia market with commitments starting later this year in Malaysia and Vietnam – Rowan's first work in that area in almost two decades. Further, over the past three months we increased our backlog of drilling revenue commitments by 67% to $2.6 billion.

"Our financial performance during the second quarter was significantly impacted by the effects of rig start-ups, several of which have occurred or will occur later than we expected due largely to delays related to more rigorous customer acceptance tests and regulatory approval processes and civil unrest in the Middle East."

Rowan will conduct its earnings conference call on Tuesday, August 2, 2011, at 10:00 a.m. Central Daylight Time. Interested parties are invited to listen to the call by telephone or over the Internet. Individuals who wish to participate on the conference call by telephone can dial (877) 869-3847, or internationally (201) 689-8261. You should dial-in approximately five to 10 minutes prior to the scheduled start time. Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan's website at www.rowancompanies.com. You should connect to our website at least 15 minutes prior to the conference call to register, download and install any necessary software.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services with a leading position in high-specification jack-up rigs. The Company's fleet of 29 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, and the Gulf of Mexico. Rowan also has two additional high-specification jack-ups under construction to be delivered later this year and recently announced plans to enter the ultra-deepwater market with two high-specification drillships expected to be delivered in late 2013 and mid 2014. Rowan's stock is traded on the New York Stock Exchange under the symbol "RDC". For more information on Rowan, please visit www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company's principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company's filings with the U.S. Securities and Exchange Commission.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Millions)

	JUNE 30,	DECEMBER 31,
	2011	2010

ASSETS

Cash and cash equivalents	$ 711.3	$ 437.5
Restricted cash	-	15.3
Accounts receivable	254.7	269.9
Other current assets	46.3	68.6
Assets of discontinued operations	373.7	984.0
Total current assets	1,386.0	1,775.3
Property, plant and equipment - net	5,162.3	4,344.5
Other assets	96.7	97.7
TOTAL	$ 6,645.0	$ 6,217.5

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$ 52.1	$ 52.2
Accounts payable	69.8	66.8
Other current liabilities	234.0	132.3
Liabilities of discontinued operations	41.5	278.0
Total current liabilities	397.4	529.3
Long-term debt	1,108.0	1,133.7
Other liabilities	860.9	802.2
Stockholders' equity	4,278.7	3,752.3
TOTAL	$ 6,645.0	$ 6,217.5

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS		SIX MONTHS
	ENDED JUNE 30		ENDED JUNE 30
	2011	2010	2011	2010

REVENUES	$ 223.5	$ 282.2	$ 429.5	$ 570.7

COSTS AND EXPENSES:
Operations	104.5	105.5	215.8	209.9
Depreciation and amortization	40.8	33.9	79.0	67.4
Selling, general and administrative	21.8	18.6	42.5	34.6
Gains on disposals of property and equipment	(1.4)	-	(1.4)	(0.3)
Charges for litigation settlements	6.1	4.5	6.1	4.5
Total	171.8	162.5	342.0	316.1
INCOME FROM OPERATIONS	51.7	119.7	87.5	254.6
Net interest and other income	(7.0)	(4.8)	(13.4)	(10.3)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	44.7	114.9	74.1	244.3
Provision for income taxes	0.3	31.5	2.9	71.9
NET INCOME FROM CONTINUING OPERATIONS	$ 44.4	$ 83.4	$ 71.2	$ 172.4
Discontinued operations, net of tax	421.5	7.5	426.7	(16.9)
NET INCOME	$ 465.9	$ 90.9	$ 497.9	$ 155.5

PER SHARE AMOUNTS:
Income from continuing operations	$ 0.35	$ 0.73	$ 0.56	$ 1.50
Discontinued operations, net of tax	$ 3.30	$ 0.07	$ 3.35	$ (0.15)
Net income	$ 3.65	$ 0.79	$ 3.91	$ 1.36

AVERAGE DILUTED SHARES	127.6	115.0	127.3	114.8

NOTE: See pages 4 and 5 for supplemental operating information.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	SIX MONTHS
	ENDED JUNE 30
	2011	2010
CASH PROVIDED BY (USED IN):
Operations:
Net income	$ 497.9	$ 155.5
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation and amortization	99.9	92.0
Deferred income taxes	70.7	6.1
Gain on disposals of assets	(664.8)	(0.1)
Other - net	(9.5)	(17.4)
Net changes in current assets and liabilities	143.6	(24.4)
Net changes in other noncurrent assets and liabilities	8.1	(1.4)
Net cash provided by operations	145.9	210.3

Investing activities:
Property, plant and equipment additions	(931.0)	(210.4)
Proceeds from disposals of property, plant and equipment	4.1	0.9
Proceeds from sale of manufacturing operations - net	1,044.5	-
Decrease in Restricted cash	15.3	-
Net cash used in investing activities	132.9	(209.5)

Financing activities:
Repayments of borrowings	(26.1)	(32.5)
Proceeds from equity compensation plans and other	21.1	2.9
Net cash used in financing activities	(5.0)	(29.6)

DECREASE IN CASH AND CASH EQUIVALENTS	273.8	(28.8)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	437.5	639.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 711.3	$ 610.9

ROWAN COMPANIES, INC.
SUPPLEMENTAL OPERATING INFORMATION
Unaudited

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

OFFSHORE RIG DAYS:
Operating	1,668	1,477	1,589	3,145	3,145
Available	2,386	2,271	2,128	4,657	4,198
Utilization	70%	65%	75%	68%	75%

AVERAGE DAY RATES (in thousands):
Gulf of Mexico rigs	$ 118.7	$ 118.2	$ 137.2	$ 118.5	$ 139.6
Middle East rigs	123.6	128.7	142.7	126.2	152.0
North Sea rigs	195.3	182.5	269.3	189.3	278.6
All offshore rigs	133.3	136.4	174.5	134.7	178.8

ROWAN COMPANIES, INC.
SUMMARY OF DISCONTINUED OPERATIONS
Unaudited (In Millions)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

MANUFACTURING:
Revenues	$110.2	$161.8	$224.5	$263.2
Operations costs	(95.9)	(138.1)	(194.5)	(222.7)
Depreciation and amortization	(3.3)	(4.6)	(6.8)	(8.6)
Selling, general and administrative	(11.3)	(12.7)	(22.7)	(22.1)
(Loss) gain on sale and other	658.1	(1.6)	659.4	(42.4)
Pre-tax income (loss)	$657.8	$ 4.8	$659.9	$ (32.6)

LAND DRILLING:
Revenues	$ 48.5	$ 46.1	$ 92.5	$ 88.6
Operations costs	(38.7)	(33.6)	(70.8)	(65.6)
Depreciation and amortization	(6.4)	(8.0)	(14.2)	(16.0)
Selling, general and administrative	(0.2)	(0.3)	(0.3)	(0.7)
(Loss) gain on sale and other	0.6	-	2.4	-
Pre-tax income (loss)	$ 3.8	$ 4.2	$ 9.6	$ 6.3

COMBINED:
Pre-tax income (loss)	$661.6	$ 9.0	$669.5	$ (26.3)
Income tax expense (credit)	(240.1)	(1.5)	(242.8)	9.4
Discontinued operations (net of tax)	$421.5	$ 7.5	$426.7	$ (16.9)

CONTACT: Suzanne M. McLeod, Director of Investor Relations of Rowan Companies, Inc., +1-713-960-7517, smcleod@rowancompanies.com